                                                                   EXHIBIT 10.3

                       LICENSE AND DISTRIBUTION AGREEMENT

         Agreement made as of February 5, 1996 by and between DSL Entertainment Group, Inc., ("Producer"), with offices at 12300 Wilshire Blvd. Suite 400, Los Angeles, California 90025 and Allied Communications Group, Interpublic Group of Companies ("IPG") with offices at 1271 Avenue of the Americas, New York NY 10020.

         IPG and Producer have previously entered into an agreement regarding the production of a demonstration program (the "Pilot") which, having been ordered by IPG and delivered to IPG by Producer, shall serve as a prototype for an initial series of twenty two (22) episodes to be ordered by IPG and produced by Producer, entitled "Amazing Tails" (the "Series"). Now, IPG and Producer desire to enter into an agreement for such order, delivery and the exploitation by IPG of the Pilot and the Series subject to the terms and conditions herein.

         Now therefore, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.       Production and Delivery of the Pilot

         The Pilot is approximately twenty five (25) minutes in length and includes, without limitation, opening graphics and music. The Pilot has been produced in accordance with its production budget ("the Pilot Production Budget") and its production schedule (the "Pilot Production Schedule"), delivered by Producer and accepted by IPG.

2.       Production and Delivery of the Series.

         IPG hereby notifies Producer that it wishes to have Producer produce the Series. When produced, the Series shall consist of twenty two (22) approximately twenty-five minute programs (each, a "Program"). The Series shall be produced in accordance with the production budget to be approved by IPG and attached hereto as Exhibit B (the "Series Production Budget") and the production schedule to be approved by IPG and attached hereto as Exhibit C (the "Series Production Schedule"). The on-camera hosts and narrators of the Series shall be individuals agreed between the parties. Producer agrees that all of the series materials shall be delivered to IPG pursuant to a schedule to be agreed upon between the parties but no later than July 20, 1996 (the "Series Delivery Schedule ").

3        Production Fee.

         3.1 In consideration for the performance by Producer of its obligations hereunder and in full discharge of all of IPG's obligations to Producer in connection with production of the Series, IPG agrees to pay Producer, and Producer agrees to accept, "Production Fees" in the amount of $55,000 per program for the first order of twenty two (22) programs, an aggregate amount of $1,210,000.00, payable as follows: $250,000 on or before April 30, 1996, $480,000





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on or before June 30, 1996, $55,000 of which will be paid by IPG directly to
Compelling Content on behalf of Producer (such payment shall be without penalty for payment made within sixty days of the due date) and $480,000 upon delivery of the Series to IPG or its broadcaster designee.

         3.2 Producer shall pay all costs and liabilities incurred in the production of the Series promptly upon receipt of the Production Fees, and Producer shall indemnify and hold IPG harmless from such costs and liabilities, and deliver the Series to IPG or its broadcaster designee free and clear of any such costs and liabilities.

4.       Credit.

         The parties agree that each Program shall contain a credit for Producer and IPG as follows:

(i) DSL Entertainment Group, Inc. (with logo) (Producer's logo shall remain full on screen for no less than three (3) seconds and up to five (5) seconds, if time permits)]

         [followed by IPG logo and Producer's copyright notice]; and

         FOR PRODUCER:    DREW S. LEVIN - EXECUTIVE PRODUCER
                          AUDREY LAVIN - PRODUCER

5.       Additional Programs

       5.1 Provided that Producer has fully satisfied its obligations to IPG hereunder and is not in breach of any of the material provisions of Agreement, IPG shall notify Producer if it wishes to have produced and delivered to IPG a second set of a minimum of twenty two (22) programs in 1997 (the "1997 Season") and a third set of a minimum of twenty two (22) programs in 1998 (the "1998 Season"). Such notification shall be sent in writing to Producer no later than December 1, 1996 with respect to the 1997 Season and December 1, 1997 with respect to the 1998 Season. The parties hereto shall thereafter negotiate exclusively in good faith for a period of thirty (30) days, commencing upon Producer's receipt of the notice, the terms and conditions of an agreement for the production by Producer of such programs, provided, however that all of the terms and conditions of this Agreement shall apply with respect to such additional programs except as follows:

       (i) the Production Fee which shall be negotiated in good faith between the parties but shall increase to no less than $71225.00 per program, with respect to the 1997 Season, and to no less than $78,347.00 per program with respect to the 1998 Season; and

       (ii) the Delivery Dates, Production Schedules and Production Budgets which shall be agreed between the parties.





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If the foregoing negotiations with respect to either such Season of programs shall not materialize into an agreement between the parties in the time period set forth above, Producer will be free to enter into negotiations with any third party with respect to such Season of programs.

         5.2 Provided that Producer has fully satisfied its obligations to IPG hereunder and is not in breach of any of the material provisions of this Agreement, IPG shall notify Producer if it desires to produce additional programs in the Series beyond those programs referred to in paragraph 5.1 above, and the parties hereto shall thereafter exclusively negotiate in good faith (on a year-to-year basis) for a period of thirty (30) days, commencing upon Producer's receipt of such notice, which shall be given not later than December 1, 1998, and the terms and conditions of an agreement for the production by Producer of such programs for each applicable year of Series production. Such terms and conditions, including production fees, shall not be unreasonably different from the terms and conditions of this Agreement. If the foregoing negotiations with respect to any program shall not materialize into an agreement between the parties, Producer will be free to enter into negotiations with any third party with respect to the production of such additional programs in the Series and Producer shall have no further obligations to IPG with respect to such additional programs or any subsequent sets of programs to be produced in the Series.

6.       Distribution.

         6.1 IPG shall have the exclusive right until August 12, 1996 to place the series with a domestic distributor. In the event that IPG does not obtain an agreement from a domestic distributor within that time period, Producer shall have the right to attempt to obtain a domestic distributor, or provide domestic distribution itself. In any event, the selection of a domestic distributor, including, if applicable, Producer, shall be subject to the agreement of both parties, and shall be within the industry standards for usual and customary terms and conditions, including, without limitation, distribution fees.

         6.2 Producer shall have the exclusive right in perpetuity to distribute the pilot and the series in all foreign markets, for a fee of thirty five percent (35%) of gross sales, plus ten per cent (10%) of gross sales to cover costs of distribution. Producer shall account to IPG on a quarterly basis, and will endeavor to advise IPG of foreign sales as soon as possible after the conclusion of such sales to allow IPG to negotiate for the purchase
of commercial time, if available in each particular market.   Producer will use
its best efforts to place the series in foreign markets with commercial
broadcasters.   Notwithstanding the foregoing, in the event that IPG's
arrangements with Discovery Channel for broadcast of the Series in the United States are not completed, IPG will receive recoupment of the production fees paid by it before Producer receives its fee under this paragraph.

         7.      Net Profit Participation.

         7.1 "Net Profits" shall be defined as all revenue from all sources, less (in the





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following order):
                 - Distribution Fees and costs
                 - Recoupment by Producer of $7500.00 per program of the first season, total $165,000
                 - Recoupment by IPG of the Pilot Production Budget and the
                   Production fees set forth  above
                 - Any preapproved third party participants (if any)

         7.2. After the first $650,000 of the Net Profits, which will be retained by Producer, the balance of Net Profits shall be divided one third (1/3) to IPG, one third (1/3) to IPG's client, Nestle's, and one third (1/3) to Producer.

8.   Allocation of "Spot" Prices.

         8.1 IPG and Producer expressly agree that if the series is syndicated on a barter basis, or commercial cable where advertising time is available for purchase, the parties shall agree on the allocated price per "spot", which price will reduce the total license fee to be recouped by IPG by the total amount of the price allocated to such "spots."

9.       Book Publishing.

         9.1 IPG (or its designee, successor or assign) shall retain all book publishing rights to the series, for so long as it shall continue to order successive seasons of the series.

10.      Standard Terms and Conditions.

     The parties agree that the Standard Terms and Conditions attached hereto as Exhibit A shall be deemed a part of this Agreement, provided that in the event of any inconsistency between such Standard Terms and Conditions and the terms hereof, the terms of this Agreement shall govern.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above. DSL Entertainment Group, Inc.


By: /s/ DREW LEVIN
   --------------------------------
Interpublic Group of Companies


By: /s/ RICHARD VILLANTE
   --------------------------------





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
      PART OF AGREEMENT BETWEEN DSL ENTERTAINMENT GROUP, INC.  AND ALLIED
           COMMUNICATIONS GROUP, THE INTERPUBLIC GROUP OF COMPANIES.

                                   EXHIBIT A
                         STANDARD TERMS AND CONDITIONS

         The following terms and conditions shall apply to the agreement to which this Exhibit is attached (the "Agreement"):

1 .      Term

         The term of the Agreement shall commence on the date hereof and continue for a period coterminous with the continuing, ongoing production of the Series by Producer for IPG.

2.       The Series

       2.1 Producer shall pay all costs incurred in connection with the production of the Pilot and the Series. Producer acknowledges and agrees that delivery of the Pilot and the Series and all Series Materials to IPG by the applicable Delivery Date or upon the applicable Delivery Schedule is of the essence of this agreement.

       2.2 IPG shall have the right to creative and editorial input throughout, and joint approval with Producer, over all aspects and phases of the pre-production, production, post production and editorial completion of the Pilot and the Series (the "Production Activities"), including, without limitation, scripts, rough cuts, fine cuts, music, graphics, on-air talent, voice-over talent, production personnel and changes to the Production Budget and/or Schedule other than those which are minor in nature. IPG shall have the final edit of the series, so long as any changes required at the final edit do not increase the budget attached hereto. At its option, IPG shall have the right to have a representative present during the Production Activities. IPG shall designate one or more persons who shall be IPG's representative(s) for the production of the Pilot and the Series and all IPG approvals required herein. Any IPG approvals required herein shall be exercised within five (5) business days of IPG's receipt of the items to be approved.

       2.3 The Pilot and the Series shall be delivered to IPG free and clear of any and all liens, claims, charges, security interests, licenses, use agreements, collective bargaining agreements, residual or reuse obligations and any other encumbrances of any type whatsoever subject only to the provisions of paragraph 2.3.1 below.

       2.4 Producer will obtain written releases from any person appearing in or providing material for inclusion in the Pilot and the Series, including a waiver of droit morale, whereby such person consents to use of his or her name, voice or likeness, and/or his or her materials, in the Series, and in publicity concerning the Pilot and the Series and IPG.





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       2.5       Producer will obtain all rights in any and all pre-existing elements, including, without limitation, pre-recorded film and video footage, music (including performance rights) and photographs, licensed for inclusion in the Pilot and the Series necessary to permit IPG to exercise its rights hereunder.


3.       Ownership Rights: Possession of Materials

         3.1 Producer and IPG agree that for the purpose of ownership pursuant to Section 201 of the U.S. Copyright Act (but not for tax or any other purposes), the Pilot and the Series, the individual Programs and all associated film footage, and all elements thereof and relating thereto including, without limitation, concepts, outlines, development materials, treatments, scripts, characters, titles, stills, original music, out takes and research materials, shall be considered works created by Producer. IPG acknowledges that under the terms of such arrangement, all such materials, all elements thereof and all rights relating thereto are the sole and exclusive property of Producer, its successors and assigns, absolutely, for all copyright terms and renewal terms thereof throughout the world, and for all uses and purposes whatsoever. Producer will not allow any liens or encumbrances to accrue against the Pilot, the Series, the individual Program, or any of the elements thereof which may have a negative impact on IPG's rights hereunder. IPG will have the right to exhibit, license, distribute, sub- distribute and sell the Pilot, the Series, the individual Programs and the elements thereof and to exploit all rights therein (including, without limitation, publishing rights, music rights, and home video and interactive rights) as set forth above in this agreement.

         3.2 In the event the Pilot, the Series and other materials identified in the preceding paragraph are found not to be works created by Producer, IPG hereby assigns and transfers all right, title and interest in them throughout the world, including, without limitation, the copyrights in all works of authorship, to Producer for good and valuable consideration, receipt of which IPG hereby acknowledges, and to effectuate such assignment, IPG hereby grants Producer an irrevocable power of attorney.

4.        Credits

         4.1 Producer agrees that it will not enter into agreement of any kind with any third party, other than production staff as are ordinarily included in productions of this nature, which includes an obligation to accord such third party a credit in connection with the Pilot or the Series without the prior written consent of IPG, not be unreasonably withheld. All such third party credits included by Producer in the Programs, including their style, form, size and placement, shall be subject to IPG's approval, not to be unreasonably withheld.

         4.2 Producer acknowledges that IPG may require Producer to include credits for IPG production personnel and sponsors in connection with the Series. IPG hereby acknowledges and agrees that no casual or inadvertent failure by Producer to accord such credits shall be deemed a





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material breach of this Agreement provided that Producer shall promptly cure such failure to accord credit.

5.       Incidental Rights

         5.1 Without limiting IPG's rights hereunder, Producer acknowledges and agrees that IPG shall have the right to advertise, promote and publicize the Pilot, the Series and each Program in the Series in any media, or authorize others to do so; such advertising, promotion and publicity may include, without limitation, synopses or excerpts of any Program (or special screenings of each Program as part of IPG promotional events) or pre-existing advertisements, publicity pieces and promotional materials, in whole or in part, or materials created by IPG for such Program (collectively called "publicity materials"). IPG may use and authorize others to use the publicity materials for the purpose of advertising, promoting or publicizing the Pilot, the Series, the Programs or IPG and/or IPG's affiliated sponsors or clients. Producer also agrees that it will obtain from all personnel working on the production of the Pilot or the Series (i) the right to use the name, voice and likeness of such personnel in advertising, publicity and promotion for the Pilot and the Series, the Programs and/or IPG and/or IPG's affiliated sponsors or clients (provided that no such use will be made so as to constitute an endorsement of any other product or service), and (ii) the right to use such personnel for publicity or promotional purposes relating to the Pilot and the Series and the Programs, subject to such personnel's availability and provided that IPG shall bear all expenses relating to such uses.

6.       Compensation

         6.1 In making payment of the Production Fee provided in the Agreement, IPG shall withhold, and Producer hereby authorizes IPG to withhold, all taxes that IPG shall be required to withhold pursuant to any local, state, federal or other government authority including, but not limited to, any foreign, United States, state or local taxes.

         6.2 The Production Fee shall be deposited by Producer in a segregated account (the "Production Account") and shall not be co-mingled with any other funds of Producer. The Production Account shall be deemed a trust fund for the sole and exclusive benefit, and to pay the claims of, creditors of Producer whose claims arise from the production and completion of the Pilot and the Series. Upon request from IPG, Producer shall provide IPG with proof that all payments of the Production Fee have been deposited in the Production Account.

         6.3 Commencing with the date of the Agreement and continuing for a period of at least two (2) years thereafter, Producer shall keep true, accurate and complete books of account relating to the production of the Pilot and the Series, together with vouchers, receipts and other records showing in detail all receipts and all expenses and charges incurred in the production of the Pilot and the Series. Such books of account shall be kept in accordance with generally accepted accounting principles and practices in the television industry. IPG shall have the right to audit Producer's books with respect to
the production of the Pilot and the Series.   Upon





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completion and delivery of the Pilot and the Series to IPG, Producer shall provide IPG with a final accounting of all expenses incurred in connection with the production of the Pilot and the Series, together with a statement to the effect that all creditors have been paid.

7.       Representations and Warranties

         Producer hereby represents and warrants as follows:

         (a) Producer has the full legal right to enter into this Agreement and fully perform its duties and obligations hereunder. The person executing the Agreement on behalf of Producer is fully empowered to so execute the Agreement.

         (b) Neither the production of the Pilot or the Series and all elements thereof, nor the exploitation thereof by IPG or its successors, licensees or assigns will violate any right of any kind of any third party, including, without limitation, any copyright, literary right, dramatic right, contract right, trademark, trade name or right of privacy or publicity or give rise to any actionable claim by any third party, including, without limitation, any claim for libel, slander or defamation.

         (c) Producer has not accepted or agreed to accept and will not accept or agree to accept from any third party, whether directly or indirectly, any money, service, or other valuable consideration for the inclusion of any matter as a part of the Pilot or the Series, and Producer will not cause to be mentioned or identified in the Pilot or the Series any product, service, trademark or brand name except as may be required for bona fide reporting or commentary.

         (d) All statements of fact contained in the Pilot and the Series shall be true and accurate and shall be substantiated by adequate research in keeping with generally accepted standards for first-class television production.

         (e) The Pilot and the Series shall be produced in accordance with all applicable statutes, rules and regulations.

8.       Indemnity

         Each party shall at all times indemnify and hold harmless the other party, its affiliates, licensees, assignees and parent, subsidiary and affiliated companies, and the officers, directors, shareholders, employees and agents of all such entities against and from any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable outside counsel fees and direct, verifiable out-of-pocket disbursements incurred in connection with such proceedings) arising out of any breach or alleged breach by it of any representation, warranty or other provisions hereof. In the event of any claim or service of process upon a party involving





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the indemnification hereinbefore set forth, the party receiving such notice shall promptly notify the other of the claim. The indemnifying party will as expeditiously as possible under the circumstances adjust, settle, defend or otherwise dispose of such claim at its sole cost. (The parties acknowledge that the claim may be defended by a third party insurance carrier.). If it so elects, the indemnified party shall have the right at its sole cost to engage its own counsel in connection with such claim. In the event that the indemnitee determines that the indemnitor is not diligently and continuously defending any such claim, the indemnitee shall have the right, on its own behalf and as attorney-in-fact for indemnitee, to adjust, settle, defend or otherwise dispose of such claim. Any costs incurred by the indemnitee in connection therewith shall be promptly reimbursed by the indemnitor, and if the indemnitor fails to so reimburse the indemnitee, the indemnitee shall be entitled to deduct such amounts from any other sums payable to the indemnitor under the Agreement.

9.       Insurance

         Producer will obtain and maintain (a) throughout production of the Pilot and the Series appropriate Workers' Compensation Insurance for its employees as required by applicable law, and (b) for a period of three (3) years from the first date of exhibition of the series, a policy of Producers' (Errors and Omissions) liability insurance applicable to the exhibition and distribution of the Pilot and the Series hereunder, having limits of at least $1,000,000 per occurrence, $3,000,000 in the aggregate (with a deductible of no more than $10,000) with respect to each loss or claim involving the same offending act, failure to act, or matter, whether made by one or more persons and regardless of frequency of repetition, relating to the Pilot or the Series and insuring Producer against all liability assumed by Producer hereunder and naming IPG as an additional insured.

10.      Relationship of Parties

         Nothing contained in this Agreement shall create any partnership or joint venture between the parties. Neither party may pledge the credit of the other or make binding commitments on the part of the other, except as otherwise specifically agreed hereunder. This Agreement is not for the benefit of any third party not a signatory hereto and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

11.      Notices

         All notices, requests, consents, demands and other communications hereunder shall be in writing delivered by any of the following: personal delivery; first class certified or registered mail, return receipt requested; U.S. Express mail, or an express overnight service (such as Federal Express), addressed to the respective parties to the Agreement at the addresses set forth in the Agreement or to such other person or address as a party hereto shall designate to the other party hereto from time to time in writing forwarded in like manner. Any notice, request, consent, demand or communication given in accordance with the provisions of this paragraph





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shall be deemed to have been given and effective when actually received.

12.      Over Budget Controls

         If at any time the cost of the applicable phase of production (i.e., pre-production, principal photography or post-production) exceeds the portion of the budget allocable to that phase of production by more than twenty percent (20%), or Producer has committed an Event of Default (as defined in paragraph 14 below), IPG may require Producer to take all steps which in the sole, good faith, opinion of IPG are reasonable and practical under the circumstances to reduce actual or projected expenditures or bring the projected costs within the budget including, but not limited to, revising the applicable Production Budget, revising the Production Schedule, changing and/or eliminating location sites, sets and/or construction and revising the script. Producer will fully and faithfully comply with all of the requirements of IPG set forth in the preceding sentence.

13.      Default

         If Producer defaults in the performance of any of its material obligations hereunder and such default shall not be cured within ten (10) days after written notice thereof to Producer, or if Producer becomes insolvent, or if a petition under any bankruptcy law shall be filed by or against Producer which petition, if filed against Producer, shall not have been dismissed within thirty (30) days thereafter, or if Producer executes an assignment for the benefit of creditors, or if a receiver is appointed for the assets of Producer, or if Producer takes advantage of any insolvency or any other like statute (any of the above acts are hereinafter called "Event of Default"), then IPG may, in addition to any and all other rights which it may have against Producer, terminate this Agreement by giving written notice to Producer at any time after the occurrence of an Event of Default. Notwithstanding such termination, the indemnities, warranties and representations set forth herein shall remain in full force and effect.

14.      Miscellaneous

         14.1 This Agreement contains the entire understanding and supersedes all prior understandings between the parties hereto relating to the subject matter herein and this Agreement cannot be changed or terminated except in a writing executed by both parties. No employee, agent or other representative of IPG is authorized to make any representations, warranties or agreements except as specifically included herein, and Producer acknowledges that it has not entered into this Agreement in reliance upon any such representation, warranty or agreement. This Agreement may not be assigned by Producer. Each party will, upon the other's request, promptly furnish to the other copies of such agreements or other documents as the other may reasonably desire in connection with any provisions of this Agreement.

         14.2 Except as may be required in connection with filings with governmental agencies or courts or except as may be required under applicable law, each party shall keep strictly





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confidential and shall not disclose to any other person or entity other than to its officers and employees on a must-know basis, or to its respective lawyers and accountants, the material terms and provisions of this Agreement. To the extent that information with respect to this Agreement is revealed pursuant to this paragraph, each party shall use its best efforts to ensure that each person or entity receiving such information shall maintain it in confidence.

         14.3 If Producer is prevented from or materially hampered in producing the Pilot and/or the Series by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not constitutional), act of God, earthquake, flood, fire, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy, riot, civil disturbance, war or armed conflict, act of public enemy, embargo, or any similar event of force majeure (all of the foregoing being deemed "force majeure"), such a failure to perform by reason of such an event of force majeure shall not be deemed a breach of or default under this Agreement and neither party shall be liable to the other therefor. If there shall be any occurrence of any such event of force majeure which continues in effect for a period of more than four (4) weeks, then IPG shall have the right by notice to Producer to terminate this Agreement without further liability to Producer, except for appropriate payment or adjustment in regard to payments to be made hereunder. If IPG terminates this Agreement pursuant to this paragraph, and subsequently elects to complete the production of the Series, IPG acknowledges a presumption in favor of reinstating Producer to complete the Series, if reasonable and practical to IPG so.

         14.4 This Agreement shall be construed and enforced in accordance with the laws of the State of California. IPG hereby consents to and submits to the jurisdiction of the federal and state courts located in the State of California, and any action or suit under this Agreement shall be brought in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of California.

         14.5 In the event that any term, condition, covenant, agreement, requirement or provision herein contained shall be held by any court to be unenforceable, illegal, void or contrary to public policy, such term, condition, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the other hereof, it being the intention and declaration of the parties hereto that had they or either of them known of such unenforceability, illegality, invalidity or contrariety to public policy, they would have entered into a contract, each with the other, containing all of the other terms, conditions. covenants, agreements, requirements and provisions hereof.

         14.6 No waiver by either party of any breach hereof shall be deemed a waiver of any preceding or succeeding breach hereof. Notwithstanding any other provision of this Agreement, IPG's sole remedy for breach by Producer of any of its obligations under this Agreement shall be an action at law for damages and IPG acknowledges that such damages are adequate to compensate IPG in the case of any breach by Producer hereunder. In no event shall IPG be entitled to rescission, injunctive or other equitable relief.





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         14.7    The headings of this Agreement or any paragraphs hereof are inserted only for the purpose of convenient reference, and it is acknowledged that they may not accurately or adequately describe the contents of the paragraphs which they head. Such headings shall not be deemed to limit, cover, or in any way affect the scope, or intent of this Agreement or any part thereof, nor shall they otherwise be given any legal effect in the construction of any provision hereof.

         14.8 Each of the rights and remedies granted under this Agreement are cumulative and the exercise of one shall not limit, diminish or otherwise affect either parties right, concurrently or subsequently, to exercise any other rights or remedies, and shall be in addition to such other rights and remedies as each may have at law, in equity, under this Agreement or otherwise.




















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